Exhibit 99.1

PDS Biotech Reports Full Year 2024 Financial Results and Provides Clinical Programs Update

Initiated VERSATILE-003 Phase 3 Clinical Trial Evaluating Versamune® HPV in HPV16-Positive Head and Neck Cancer

Conference call and webcast today at 8:00 a.m. Eastern Time

PRINCETON, N.J., March 27, 2025 -- PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers, today provided a clinical programs update and reported financial results for the full year ended December 31, 2024.

“We are pleased with the progress made over the past year and in recent weeks, culminating with the initiation of our VERSATILE-003 Phase 3 clinical trial evaluating Versamune® HPV in recurrent/metastatic (“R/M”) HPV16-positive head and neck squamous carcinoma (“HNSCC”),” said Frank Bedu-Addo, PhD, President and Chief Executive Officer of PDS Biotech. “Patients with HPV16-positive HNSCC represent a large and rapidly growing subgroup in need of targeted therapies to treat the underlying cause of the cancer. Considering the strength and durability of the clinical responses observed in our VERSATILE-002 study, we are excited that this registrational trial is underway and are confident in the potential of our innovative combination therapy to improve patient outcomes and enhance the standard of care. In the coming weeks, we expect to continue activating additional clinical sites, and look forward to the progression of this registrational trial.”

Clinical Strategy Summary

•	Phase 3 VERSATILE-003 Trial in HPV16-positive first-line recurrent and/or metastatic HNSCC
•	Announced activation of the first site in March 2025
•	Trial designed to include approximately 350 patients
•	PDS Biotech is aligned with the U.S. Food and Drug Administration (“FDA”) on the design of the registrational trial and clinical endpoints.
■	Two-arm controlled trial with 2:1 randomization
■	Median overall survival is primary endpoint
■	Design based on strong and durable responses seen in the VERSATILE-002 trial
■	Interim readouts included in study design
•	The Company received Fast Track designation from the FDA for the combination of Versamune® HPV and pembrolizumab in R/M HNSCC.
•	For more information on VERSATILE-003, visit ClinicalTrials.gov (Identifier: NCT06790966)

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In March 2025, announced FDA Clearance of Investigational New Drug (“IND”) application for the combination of Versamune® MUC1 and PDS01ADC to treat MUC1-positive unresectable, metastatic colorectal carcinoma.

•	Phase 1/2 clinical trial evaluating the proprietary combination to be run under PDS Biotech’s Cooperative Research and Development Agreement with the National Cancer Institute
•	Second Versamune® platform candidate targets MUC1-positive solid tumors

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In October 2024, updated results from the IMMUNOCERV Phase 2 clinical trial in locally advanced cervical cancer patients treated with Versamune® HPV and chemoradiotherapy were presented at the 66th American Society for Radiation Oncology (ASTRO) Annual Meeting.

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In October 2024, the rationale and design of a recurrent prostate cancer trial combining Xtandi® + PDS01ADC vs. Xtandi® were presented at the 12th Annual Meeting of the International Cytokine and Interferon Society (Cytokines 2024).

Full Year 2024 Financial Results

Net loss for the year ended December 31, 2024, was approximately $37.6 million, or $1.03 per basic and diluted share, compared to a net loss of $42.9 million, or $1.39 per basic and diluted share, for the year ended December 31, 2023. The reduced net loss was primarily the result of decreased operating expenses, partially offset by increased net interest expense.

Research and development expenses for the year ended December 31, 2024, were $22.6 million, compared to $27.8 million for the year ended December 31, 2023. The decrease of $5.2 million was primarily attributable to decreases in clinical costs of $4.1 million, personnel costs of $1.0 million and professional fees of $0.1 million.

General and administrative expenses for the year ended December 31, 2024, were $13.8 million, compared to $15.3 million for the year ended December 31, 2023. The $1.5 million decrease was primarily attributable to decreases in professional fees of $1.3 million and facilities costs of $0.2 million.

Total operating expenses for the year ended December 31, 2024, were $36.3 million, compared to $43.0 million for the year ended December 31, 2023.

Net interest expense was $2.2 million for the year ended December 31, 2024, compared to $1.3 million for the year ended December 31, 2023. The change was due to increased debt interest and lower interest income on the Company’s cash balances.

On February 27, 2025, the Company announced an up to $22 million registered direct offering. The securities purchase agreements with new and existing healthcare focused institutional investors included $11 million of upfront gross proceeds, with up to an additional $11 million of aggregate gross proceeds upon cash exercise in full of warrants issued to the investors.

The Company’s cash balance as of December 31, 2024, was $41.7 million.

Conference Details

Date: March 27, 2025
Time: 8:00 a.m. Eastern Time
Dial-in: 1-877-704-4453 (Domestic) or 1-201-389-0920 (International)
Webcast Registration: Click Here
Call MeTM Registration: Click Here  (Available 15 minutes prior to call)

About PDS Biotechnology
PDS Biotechnology is a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers. The Company has initiated a pivotal clinical trial to advance its lead program in advanced HPV16-positive head and neck squamous cell cancers. PDS Biotech’s lead investigational targeted immunotherapy Versamune® HPV is being developed in combination with a standard-of-care immune checkpoint inhibitor, and in a triple combination including PDS01ADC, an IL-12 fused antibody drug conjugate (ADC), and a standard-of-care immune checkpoint inhibitor.

For more information, please visit www.pdsbiotech.com

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to conduct clinical trials for Versamune® HPV, PDS01ADC, Versamune® MUC1 and other Versamune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning Versamune® HPV, PDS01ADC, Versamune® MUC1 and other Versamune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the Company’s ability to continue as a going concern; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark of PDS Biotechnology Corporation.
Xtandi® is a registered trademark of Astellas Pharma, Inc.

Investor Contact:
Mike Moyer
LifeSci Advisors
Phone +1 (617) 308-4306
Email: mmoyer@lifesciadvisors.com

Media Contact:
Janine McCargo
6 Degrees
Phone +1 (646) 528-4034
Email: jmccargo@6degreespr.com

---financial tables to follow---

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Year Ended Dec 31,
	2024	2023
Operating expenses:
Research and development expenses	$22,565,524	$27,762,784
General and administrative expenses	13,755,671	15,282,450
Total operating expenses	$36,321,195	$43,045,234

Loss from operations	$(36,321,195)	$(43,045,234)

Interest income (expense)
Interest income	$2,514,816	$2,902,939
Interest expense	(4,673,174)	(4,205,922)
Interest income (expense), net	$(2,158,358)	$(1,302,983)

Loss before income taxes	$(38,479,553)	$(44,348,217)
Benefit for income taxes	869,169	1,406,019
Net loss and comprehensive loss	$(37,610,384)	$(42,942,198)

Per share information:
Net loss per share, basic and diluted	$(1.03)	$(1.39)
Weighted average common shares outstanding basic and diluted	36,452,707	30,952,060

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY
Selected Balance Sheet Data
(Unaudited)

	December 31,
	2024	2023
Cash and cash equivalents	$41,689,591	$56,560,517
Working capital	$27,967,242	$45,425,098
Total assets	$45,358,657	$59,390,080
Long term debt	$9,204,755	$19,506,183
Accumulated deficit	$(182,110,999)	$(144,500,615)
Total stockholders’ equity	$19,004,848	$26,130,947